EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANNOUNCES ACCELERATION OF OPTION VESTING

ALPHARETTA, GA, December 21, 2005 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry, today announced that, on December 20, 2005, the Company’s Board of Directors approved accelerating the vesting of all unvested stock options previously awarded to its employees. As a result of this action, options to purchase approximately 950,000 shares of the Company’s common stock at exercise prices ranging from $1.90 to $4.72 per share and at a weighted average exercise price of $3.96 became exercisable immediately. Without the acceleration, the options would otherwise vest over the next one to four years. Included in the options accelerated by this action were 35,000 options held by one of the Company’s executive officers, namely its Chief Operating Officer. None of the Company’s other executive officers or its non-employee directors were affected by this action. The exercise prices and number of shares subject to the accelerated options remain unchanged.

The decision to accelerate the vesting of these stock options was made to eliminate future non-cash compensation expense that would otherwise be recorded in its statement of operations in future periods upon adoption of Statement of Financial Accounting Standard No. 123R, “Share-Based Payment” (“SFAS No. 123R”) on January 1, 2006. Upon adoption, SFAS No. 123R will require all future share-based payments to employees, officers and directors, including grants of employee stock options, to be recognized as compensation expense in the Company’s financial statements at the grant date. The Company will report the accelerated future compensation expense in its Annual Report on Form 10-K for the year ending December 31, 2005 as pro forma footnote disclosure, as permitted under the transition guidance provided by the Financial Accounting Standards Board under SFAS No. 123R.

Dan R. Lee, the Company’s Chairman, President and CEO, commented, “Because we have accelerated the vesting of these options, we expect to avoid approximately $1.6 million in pre-tax compensation expense related to these options over the next four years. We do not expect that this action will result in a charge in the current period. We believe this action is a prudent decision and is in the best interest of the Company and our shareholders.”

Actual Results Could Differ From Forward-Looking Statements:   This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements related to the Company’s expectations regarding the accounting treatment for stock options and the impact of accelerating vesting of its stock options on the Company’s financial results in the current and future periods. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations InvestorRelations@microtekmed.com